UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

VOCERA COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 20, 2016

Dear Fellow Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Vocera Communications, Inc. to be held at our offices located at 525 Race Street, San Jose, CA 95126 on Wednesday June 1, 2016 at 10:00 am (Pacific Time).

Whether or not you plan to attend the meeting, I encourage you to review the enclosed information and vote your shares.

I am proud of what Vocera accomplished in 2015 and excited about the momentum we have created for the future.

We have become the leading provider of communications solutions for the healthcare industry by delivering secure, intelligent, and integrated products and technologies. Our continued investments in products and services, along with strengthened sales execution, are increasing the momentum in our business. Hospitals and health systems are increasingly focused on mobility and communication, and the Vocera solution offers a unique value proposition to improve operational efficiency and patient safety.

2015 was a standout year for Vocera. Solid execution across our business drove improved operational and financial performance. Across the company, there were many notable accomplishments:

•	We grew bookings 23% in 2015 to $131 million, driven by our expanded product portfolio and increase in sales productivity.
•	Revenue grew 9% in 2015, with 15% growth in the second half compared to the same period last year.
•	We ended the year with record backlog and deferred revenue totaling $98 million at year-end, which should contribute to our anticipated double-digit growth in 2016.
•	We delivered on our commitment to improve profitability and cash flow, achieving positive adjusted EBITDA in the fourth quarter and increasing our cash and short-term investment balance. These results demonstrate the operating leverage we have in our business.
•	We continued our successful transition to becoming an enterprise platform company for clinical communications and workflow solutions, with several large new customer wins, increased deal size and large customer expansions.

We begin 2016 on very solid financial footing with substantial backlog and deferred revenue, an expanded sales pipeline, and a more efficient operating structure. With our broadened platform strategy and the increased strategic importance of improving communication in healthcare, we are excited about the growth potential of our business in 2016 and beyond.

Our 2016 priorities include:

•	Investing in our platform to expand the scalability and functionality of our solution.
•	Investing to ensure the successful installation of our large, new customer deployments.
•	Continuing to improve the execution and productivity of our sales and marketing efforts.
•	Investing to grow our international business.

I am grateful to our customers, partners, employees and stockholders for their support and commitment to Vocera. As always, we value your ongoing participation and support of Vocera, and we are committed to delivering world-class solutions, and creating sustainable long-term value for our stockholders.

The Securities and Exchange Commission rules allow companies to furnish proxy materials to stockholders over the Internet. We have elected to do so, thus reducing the environmental impact and lowering the costs of printing and distributing proxy materials without impacting your timely access to this important information. On or about April 20, 2016, we expect to mail to stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy statement for our 2016 Annual Meeting of Stockholders and our 2015 annual report on Form 10-K to stockholders. The Notice of Internet Availability also provides instructions on how to vote through the Internet or by telephone, and includes instructions on how to receive paper copies of the proxy materials by mail, if desired.

The matters to be acted upon at the meeting are described in the accompanying notice of annual meeting and proxy statement.

Your vote is important.

Whether or not you plan to attend the meeting in person, please vote on the Internet or by telephone, or request, sign and return a proxy card to ensure that your shares are represented at the meeting.

Sincerely,

Brent D. Lang
President and Chief Executive Officer

VOCERA COMMUNICATIONS, INC.
525 Race Street
San Jose, CA 95126

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 1, 2016

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of Vocera Communications, Inc. will be held at our offices located at 525 Race Street, San Jose, CA 95126 on Wednesday, June 1, 2016, at 10:00 am (Pacific Time).

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.	To elect two Class I directors, each to serve a three-year term through the third annual meeting of stockholders following this meeting and until a successor has been elected and qualified or until earlier resignation or removal.
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 13, 2016, are entitled to notice of, and to vote at, the meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our headquarters.

Your vote as a Vocera Communications, Inc. stockholder is very important. Each share of stock that you own represents one vote.

For questions regarding your stock ownership, you may contact Investor Relations at (408) 882-5971 or sdooley@vocera.com or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., by email through their website at www.computershare.com/contactus or by phone at (877) 373-6374. Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote through the Internet or by telephone, or request, sign and return your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Information about the Meeting” beginning on page 1 of the proxy statement and the instructions on the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

Jay M. Spitzen
General Counsel and Corporate Secretary

San Jose, California
April 20, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 1, 2016: the Proxy Statement and our 2015 Annual Report on Form 10-K is available at www.envisionreports.com/vcra.

VOCERA COMMUNICATIONS, INC.

PROXY STATEMENT FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the letter from our Chief Executive Officer contain forward-looking statements reflecting our current expectations that involve risks and uncertainties which are subject to safe harbors under the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements include, but are not limited to, statements concerning our anticipated growth and business plans, objectives, expectations and intentions. The words “anticipates,” “believes,” “estimates," “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the growth, plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the risks set forth in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statements.

ii

VOCERA COMMUNICATIONS, INC.
525 Race Street
San Jose, CA 95126

PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

June 1, 2016

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of Vocera Communication, Inc.’s Board of Directors for use at Vocera’s 2016 Annual Meeting of Stockholders (the “meeting”) to be held on June 1, 2016, at 10:00 am (Pacific Time), and any adjournment or postponement thereof.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies to each stockholder. On or about April 20, 2016, we expect to send to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K. The Notice of Internet Availability also provides instructions on how to vote through the Internet or by telephone and includes instructions on how to receive paper copies of the proxy materials by mail or an electronic copy of the proxy materials by email.

This process is designed to reduce our environmental impact and lower the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

General Information about the Meeting

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the meeting. We are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are officers of the company, have the authority in their discretion to vote the shares represented by the proxy.

Record Date; Quorum

Only holders of record of common stock at the close of business on April 13, 2016, the record date, will be entitled to vote at the meeting. At the close of business on April 13, 2016, Vocera had 26,493,310 shares of common stock outstanding and entitled to vote.

The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present or represented by proxy at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

General Proxy Information

Voting Rights; Required Vote

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on April 13, 2016, the record date. You may vote all shares owned by you at such date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee.

Stockholder of Record: Shares Registered in Your Name.  If on April 13, 2016, your shares were registered directly in your name with Vocera’s transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting, or vote in advance through the Internet or by telephone, or if you request to receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee.  If on April 13, 2016, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account, and your broker has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the meeting and vote your shares you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the meeting.

Each director will be elected by a plurality of the votes cast, which means that the two individuals nominated for election to the Board of Directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or both nominees or “WITHHOLD” your vote with respect to one or both nominees. You may not cumulate votes in the election of directors. Approval of the ratification of the appointment of our independent registered public accounting firm will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes “AGAINST” the proposal.

Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Broker non-votes occur when shares held by a broker for a beneficial owner are represented at the meeting but not voted on the particular proposal either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The Board of Directors recommends that you vote FOR both of the Class I directors named in this proxy statement (Proposal 1) and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2).

Voting Instructions; Voting of Proxies

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote by telephone or through the Internet.

If you are a stockholder of record, you may:

•	vote in person — we will provide a ballot to stockholders who attend the meeting and wish to vote in person;
•	vote through the Internet or by telephone — in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or
•	vote by mail — if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the proxy card and return it as soon as possible before the meeting in the envelope provided.

Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 31, 2016. Submitting your proxy, whether by telephone, through the Internet or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. You may either vote “FOR” both of the nominees to the Board of Directors, or you may withhold your vote from any nominee you specify. For Proposal 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated above.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card by telephone or through the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

The expenses of soliciting proxies will be paid by Vocera. The Company has engaged Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut to assist in proxy solicitation and collection at a cost of $5,000, plus out-of-pocket expenses. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. Following the original distribution and mailing of the solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder who has given a proxy may revoke it at any time before the closing of the polls by the inspector of elections at the meeting by:

•	delivering to the Corporate Secretary (by any means, including facsimile) a written notice stating that the proxy is revoked;
•	signing and delivering a proxy bearing a later date;
•	voting again through the Internet or by telephone; or
•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke or change any prior voting instructions.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting through the Internet;
•	instruct us to mail paper copies of our future proxy materials to you; and
•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

Annual Meeting Location

We will hold the meeting at our offices located at 525 Race Street, San Jose, CA 95126 on Wednesday, June 1, 2016, at 10:00 a.m. (Pacific Time).

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

We are strongly committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, stock ownership guidelines, and other policies for the governance of the company. Our Corporate Governance Guidelines are available without charge on the investor relations section of our website at www.vocera.com.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines. For our directors, with the exception of our Chief Executive Officer, not later than five years from the later of (i) July 30, 2012 or (ii) the date that an individual is initially elected as a director, such individual should beneficially own a number of shares of our common stock and vested equity awards with a value of not less than five times the then annual cash retainer for general board service paid by us to such director. For our Chief Executive Officer, not later than five years from the later of (i) July 30, 2012 or (ii) the date that the individual is hired or promoted to serve as our Chief Executive Officer, such individual should beneficially own a number of shares of our common stock and vested equity awards with a value of not less than six times the then annual base salary paid to such individual. We measure compliance with these stock ownership guidelines at the end of each fiscal year.

Board Leadership Structure and Risk Oversight

Our Board of Directors does not have a policy on whether the roles of the Chairman and Chief Executive Officer should be separate. Our Governance and Nominating Committee periodically considers the Board’s leadership structure and makes recommendations to the Board on what it believes is appropriate. The Board currently believes that it should maintain flexibility in determining the Board leadership structure appropriate for the company.

Brent D. Lang currently serves as our Chief Executive Officer and Robert J. Zollars currently serves as the Chairman of our Board. This leadership structure reflects the Board's determination that this structure best serves our company’s needs at this time by allowing our Chairman to lead our Board of Directors in its fundamental role of providing advice to and oversight of management and by allowing our Chief Executive Officer to focus on our day-to-day business and setting the strategic direction for our company. Because Mr. Zollars has previously served as an executive officer of our company, he is not deemed independent for corporate governance purposes, and the Board has appointed Brian D. Ascher as Lead Independent Director. As Lead Independent Director, Mr. Ascher, among other responsibilities, attends and chairs most of the regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the Chief Executive Officer and Chairman and the independent directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate.

Our Board of Directors is primarily responsible for overseeing our risk management processes. Our Board exercises its risk oversight function both directly and indirectly through its various committees. Our Board, as a whole, determines the appropriate level of risk for our company, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Our Audit Committee, Governance and Nominating Committee and Compensation Committee support our Board in discharging its risk oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.

Director Independence

Our common stock is listed on the New York Stock Exchange. The listing rules of the New York Stock Exchange require that a majority of the members of our Board of Directors be independent. In February 2016, our Board of Directors confirmed that a majority of the members of our Board of Directors are independent and that all of our directors are independent, except Brent D. Lang and Robert J. Zollars. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, our Board of Directors determined each of Brian D. Ascher, John B. Grotting, Jeffrey H. Hillebrand, Howard E. Janzen, John N. McMullen, Hany M. Nada and Sharon L. O’Keefe does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the New York Stock Exchange and the Securities and Exchange Commission. In making this determination, our Board of Directors considered the relationships that each director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including certain contracts for products or services in place between Vocera and entities affiliated with our directors.

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available without charge on the investor relations section of our website at www.vocera.com. Members serve on these committees until their resignations or until otherwise determined by the Board of Directors.

Audit committee.  Our Audit Committee is comprised of John N. McMullen, who is the chair of the Committee, Howard E. Janzen and Hany M. Nada, each of whom, our Board of Directors has determined, meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations. Each member of our Audit Committee is financially literate. In addition, our Board of Directors has determined that Mr. McMullen is an Audit Committee financial expert within the meaning of Item 407(d) of Regulation S-K of the Securities Act. Mr. Nada will not stand for re-election at the 2016 annual meeting, and accordingly, he will no longer serve on our Audit Committee effective as of the 2016 annual meeting. Our Board of Directors intends to appoint another member to the Audit Committee that meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations, including being financially literate, effective upon Mr. Nada’s resignation.

All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our Audit Committee. Our Audit Committee, among other things:

•	oversees the accounting and financial reporting processes of our company, the audits of our company’s financial statements by our company’s independent registered public accounting firm and our company’s internal audit function;
•	monitors the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our company’s independent registered public accounting firm and our company’s financial and senior management, and internal audit function;
•	appoints our company’s independent registered public accounting firm, determines and approves the fees paid to our independent accounting firm and reviews and evaluates the qualifications, independence and performance of our independent accounting firm;
•	reviews and evaluates the organization and performance of our company’s internal audit function;
•	facilitates communications among our company’s independent registered public accounting firm, financial and senior management, and internal audit function, and our Board of Directors; and
•	assists our Board of Directors in oversight of our company’s compliance with legal and regulatory requirements.

Compensation Committee.  Our Compensation Committee is comprised of Jeffrey H. Hillebrand, who is the chair of the Committee, and Brian D. Ascher and John B. Grotting. Our Board of Directors has determined that each member of our Compensation Committee meets the requirements for independence under the current New York Stock Exchange rules, a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. Our Compensation Committee, among other things:

•	reviews and determines the compensation of our executive officers;
•	oversees our cash-based and equity-based compensation plans, policies and programs;
•	reviews and makes recommendations to our board with respect to non-employee director compensation; and
•	reviews general plans, policies and programs relating to compensation and benefits of our employees.

Our executive compensation program is administered by our Compensation Committee. In determining the compensation of each of our named executive officers, other than our President and Chief Executive Officer, our Compensation Committee considers the performance evaluations and compensation recommendations of our President and Chief Executive Officer. In the case of our President and Chief Executive Officer, our Compensation Committee evaluates his performance and independently determines whether to make any adjustments to his compensation.

Our Compensation Committee retained an independent compensation consultant, Compensia, Inc., to assist in structuring our executive officer compensation for 2015. Compensia provided our Compensation Committee with market data and analyses from a peer group of similarly-sized technology companies with similar business and financial characteristics. Compensia has not provided our company or our Compensation Committee with any other services during fiscal year 2015 that would compromise its independence or pose a conflict of interest.

The Compensation Committee has delegated in accordance with applicable law, rules and regulations, and our certificate of incorporation and bylaws, authority to an equity awards committee comprised of certain executive officers of our company the authority to make certain types of equity awards to any employee who is not an executive officer or director under our 2012 Equity Incentive Plan pursuant to the terms of such plan and the equity award guidelines approved by our Compensation Committee.

Governance and Nominating Committee.  Our Governance and Nominating Committee is comprised of John B. Grotting, who is the chair of the Committee, and Sharon L. O’Keefe. Our Board of Directors has determined that each member of our Governance and Nominating Committee meets the requirements for independence under the current New York Stock Exchange rules and regulations. Our Governance and Nominating Committee, among other things:

•	identifies, evaluates and recommends nominees to our Board of Directors and its committees;
•	oversees the evaluation of the performance of our Board of Directors and its committees;
•	reviews our corporate governance policies and proposed waivers of the policies;
•	reviews developments in corporate governance practices;
•	evaluates the adequacy of our corporate governance practices;
•	oversees continuing education for our directors; and
•	makes recommendations to our Board of Directors concerning corporate governance matters.

Codes of Business Conduct and Ethics and other Corporate Policies

Our Board of Directors has adopted codes of business conduct and ethics that apply to all of our employees, officers and directors. We intend to disclose any future amendments to certain provisions of our codes of business conduct and ethics, or waivers of these provisions, on our website and/or in public filings. Our employees, officers and directors are also subject to our Policy Prohibiting Insider Trading and our Related Person Transactions Policy. We provide training to our employees regarding our codes and various company policies, which all employees are required to complete. In addition, we have adopted a Whistleblower and Complaint Policy that is designed to provide a forum to which our employees, officers and directors may report violations or suspected violations of our company policies without fear of harassment, retaliation or adverse employment consequences. The full text of our policies are posted on the investor relations section of our website at www.vocera.com.

Compensation Committee Interlocks and Insider Participation

Since January 1, 2015, the following directors have been members of our Compensation Committee: Messrs. Ascher, Grotting and Hillebrand. None of them at any time has been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving on our Board of Directors or our Compensation Committee.

Board and Committee Meetings and Attendance

The Board of Directors and its committees meet throughout the year on a pre-determined schedule, and also hold special meetings and act by written consent from time to time. During 2015, the Board of Directors held six meetings, including telephonic meetings, the Audit Committee held 10 meetings; the Compensation Committee held five meetings and the Governance and Nominating Committee held two meetings. During 2015, none of the directors attended fewer than 75% of the aggregate of the total number of meetings held by the Board of Directors during his or her tenure and the total number of meetings held by all committees of the Board of Directors on which such director served during his or her tenure.

Typically, in conjunction with the regularly scheduled meetings of the board, the independent directors meet in executive sessions outside the presence of management.

Board Attendance at Annual Stockholders’ Meeting

We encourage each member of our Board of Directors to attend our annual meetings of stockholders. Seven directors were in attendance at our 2015 annual meeting of stockholders. We do not have a formal policy regarding attendance of annual meetings by the members of our Board of Directors. We may consider in the future whether our company should adopt a more formal policy regarding director attendance at our annual meetings.

Presiding Director of Independent Director Meetings

The independent directors meet in regularly scheduled executive sessions without management. Our lead independent director is currently Mr. Ascher.

Communication with Directors

Stockholders and interested parties who wish to communicate with our Board of Directors, non-management members of our Board of Directors as a group, a committee of the Board of Directors, or a specific member of our Board of Directors (including our chairman or lead independent director) may do so by letters addressed to the attention of our Corporate Secretary.

All communications are reviewed by the Corporate Secretary and provided to the members of the Board of Directors consistent with a screening policy providing that unsolicited items, sales materials, and other routine items and items unrelated to the duties and responsibilities of the Board of Directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our Board of Directors.

The address for these communications is:

Corporate Secretary
Vocera Communications, Inc.
525 Race Street
San Jose, CA 95126

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our Board of Directors are selected by our Board of Directors based on the recommendation of the Governance and Nominating Committee. In recommending candidates for nomination, the Governance and Nominating Committee considers candidates recommended by directors, officers, employees, stockholders and outside consultants, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board of Directors is set forth below under “Stockholder Proposals to be Presented at Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly-qualified Board of Directors, the Governance and Nominating Committee is responsible for developing and recommending to the Board of Directors the desired qualifications, expertise and characteristics of members of our Board of Directors.

Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many factors, and will be significantly influenced by the particular needs of our Board of Directors that are likely to evolve and change over time, our Board of Directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and New York Stock Exchange listing requirements; and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines, and charters of our board committees. In addition, neither our Board of Directors nor our Governance and Nominating Committee have a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, our Governance and Nominating Committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other business expertise, breadth of experience, soundness of judgment, diversity of viewpoints and experience and knowledge about our business or industry, as well as ability to devote adequate time and effort to responsibilities of our Board of Directors in the context of its existing composition. Through the nomination process, the Governance and Nominating Committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the Board of Directors’ overall effectiveness.

PROPOSAL NO. 1

ELECTION OF CLASS I
DIRECTORS

Our Board of Directors is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Class I director nominees will stand for election at this meeting. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders to be held in 2017 and 2018, respectively.

At the recommendation of our Governance and Nominating Committee, our Board of Directors nominated Mr. Hillebrand and Mr. Lang, each incumbent Class I directors, for election as Class I directors at the 2016 annual meeting, for a three-year term expiring at the 2019 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal. In February 2016, Mr. Nada, a Class I director whose term expires at the 2016 annual meeting, provided notice to the Board of Directors of his decision not to stand for re-election at the 2016 annual meeting.

Shares represented by proxies will be voted “FOR” the election of each of the two Class I nominees, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve, the proxies may be voted for such substitute nominee as the proxy holders, who are officers of our company, might determine. Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than two directors. Stockholders may not cumulate votes in the election of directors.

Nominees to the Board of Directors

The nominees, and their ages, occupations and length of board service are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Jeffrey H. Hillebrand(1)	62	Managing Director, JNH Consulting	February 2010
Brent D. Lang	48	President and Chief Executive Officer	June 2013

(1)	Member of the Compensation Committee

Jeffrey H. Hillebrand has served on our Board of Directors since February 2010. Mr. Hillebrand has been the managing director at JNH Consulting since October 2012. Mr. Hillebrand worked at NorthShore University HealthSystem from 1979 to October 2012, including as chief operating officer from 1995 to 2012. Mr. Hillebrand is a fellow of the American College of Healthcare Executives, where he previously served as a regent. He has also served as a commissioner of the Certification Commission of Healthcare Information Technology. Currently, Mr. Hillebrand serves on the board of directors of Provista and Sage Medical Products, and previously served as a board member of VHA, the National Association of Healthcare Information Technology, SilkRoad, Inc., and Neoforma, Inc. He is a member of the Madison Dearborn Healthcare RoundTable and he is on the Advisory Board of Reilly Partners and Becker Communications. Mr. Hillebrand earned a B.A. degree from Dartmouth College and an M.H.S.A. degree in Health Services Administration from the University of Michigan. We believe Mr. Hillebrand should continue to serve as a member of our Board of Directors based on his extensive corporate experience with other healthcare technology companies.

Brent D. Lang has served as our President and Chief Executive Officer and on our Board of Directors since June 2013. From October 2007 to June 2013, he served as our President and Chief Operating Officer. From February 2007 to October 2007, he served as our Executive Vice President, from January 2007 to June 2007, he served as our Acting Chief Executive Officer, and from June 2001 through January 2007, he served as our Vice President of Marketing and Business Development. From September 1995 to June 2001, Mr. Lang worked for 3Com Corporation, a networking company, where he served in a variety of roles including senior director of marketing responsible for 3Com’s digital home products. From June 1991 to June 1993, Mr. Lang worked as a strategy consultant for Monitor Company, Inc., a consulting firm, advising Fortune 500 companies. Mr. Lang earned a B.S. degree in Industrial and Operations Engineering from the University of Michigan and an M.B.A.

degree from the Stanford University Graduate School of Business. We believe Mr. Lang should serve as a member of our Board of Directors based on his position as the Company’s President and Chief Executive Officer and his extensive corporate management experience at Vocera and other companies.

Director Resignation Policy

Our Corporate Governance Guidelines provide that if a nominee receives a greater number of votes against (which for this meeting would be votes withheld) than for election, such nominee will tender a resignation to our Governance and Nominating Committee, which will promptly make a recommendation regarding such resignation to our Board of Directors. The Board of Directors will decide whether to accept or reject such resignation.

Continuing Directors

The directors who are serving for terms that end following the meeting, and their ages, occupations and length of board service are provided in the table below. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

Name of Director	Age	Principal Occupation	Director Since
Class II Directors:
Brian D. Ascher*(1)	48	Partner, Venrock	May 2002
John B. Grotting(1)(3)	66	Operating Partner, Frazier Healthcare Ventures	February 2010
Howard E. Janzen(2)	62	President and Chief Executive Officer, CoolPlanet Energy Systems	May 2007
Class III Directors:
Robert J. Zollars	58	Corporate Director	June 2007
John N. McMullen(2)	57	Executive Vice President and Chief Financial Officer, Kodak	June 2011
Sharon L. O'Keefe(3)	63	President, University of Chicago Medical Center	March 2012

*	Lead Independent Director
(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Governance and Nominating Committee

Brian D. Ascher has served on our Board of Directors since May 2002. Mr. Ascher is a partner at Venrock, a venture capital fund management company, which he joined in 1998 as a Kauffman Fellow, after holding marketing and product marketing positions at Intuit, Inc., a financial software company. Mr. Ascher previously held positions at the Monitor Group, Inc. Mr. Ascher earned a B.A. degree in Biology, magna cum laude, from Princeton University and an M.B.A. degree from the Stanford University Graduate School of Business. We believe Mr. Ascher should serve as a member of our Board of Directors based on his experience on the boards of directors of numerous companies and based on his extensive corporate management experience.

John B. Grotting has served on our Board of Directors since February 2010. Since May 2010, Mr. Grotting has served as an operating partner for Frazier Healthcare Ventures, a provider of venture and growth equity capital to emerging biopharma, medical device and healthcare services companies. From January 2010 through April 2010, Mr. Grotting was an independent consultant. From 2006 to December 2009, Mr. Grotting served as chief executive officer of Ascent Healthcare Solutions, Inc. (now Stryker Corporation), a medical device reprocessor. From February 2004 to December 2006, he served as chairman and chief executive officer of Alliance Medical Corporation (now Stryker Corporation), a medical device reprocessor. From May 1999 to December 2002, Mr. Grotting served as chairman and chief executive officer of Bridge Medical, Inc., a medical software company. Mr. Grotting also served in senior executive positions at Minnesota based Allina Health System and Oregon based Legacy Health System. Currently, Mr. Grotting serves on the board of directors of Universal Hospital Services, Vizient, Solis Mammography, Provista and HonorHealth. Mr. Grotting earned a

B.A. degree in Economics from St. Olaf College and a Master’s degree in Hospital and Healthcare Management from the University of Minnesota. We believe Mr. Grotting should serve as a member of our Board of Directors based on his management and corporate governance experience with other healthcare companies.

Howard E. Janzen has served on our Board of Directors since May 2007. Since October 2002, Mr. Janzen has served as the president and chief executive officer of Janzen Ventures, Inc., a private investment business. Since May 2012, Mr. Janzen has served as president and chief executive officer of CoolPlanet Energy Systems, a clean energy technology company. From March 2007 through April 2011, Mr. Janzen served as the chief executive officer of One Communications Corporation, a supplier of integrated advanced telecommunications solutions to business. From January 2004 to September 2005, Mr. Janzen served as president of Sprint Business Solutions, the business unit serving Sprint Corporation’s business customer base. From May 2003 to January 2004, he was president of Sprint Corporation’s Global Markets Group responsible for Sprint’s Long Distance business. From 1994 until October 2002, Mr. Janzen served as president and chief executive officer, and chairman of the board of directors from 2001, of Williams Communications Group, Inc., a network solutions provider. Mr. Janzen has served on the board of directors of Sonus Networks Inc. since January 2006 and Global Telecom & Technology, Inc., since October 2006 and Bye Aerospace since November 2015. Mr. Janzen also served on the board of directors of MacroSolve, Inc. from April 2006 to May 2012. Mr. Janzen earned his B.S. and M.S. degrees in Metallurgical Engineering from the Colorado School of Mines and completed the Harvard Business School PMD program. We believe Mr. Janzen should serve as a member of our Board of Directors based on his extensive business experience and his experience on the boards of directors of other technology and communication companies.

Robert J. Zollars has served as our Chairman and Director since June 2014. From June 2013 to May 2014, he served as our Executive Chairman of the Board. For the period June 2007 through May 2013 he was our Chairman and Chief Executive Officer. Since November 2014, Mr. Zollars has served as an operating partner for Frazier Healthcare Partners, a provider of growth equity capital to emerging healthcare companies. From May 2006 to May 2007, he served as Chief Executive Officer of Wound Care Solutions, Inc., an operator of outsourced chronic wound care centers. From June 1999 to March 2006, Mr. Zollars served as Chief Executive Officer and Chairman of the Board of Directors of Neoforma, Inc., a healthcare technology company. From January 1997 to June 1999, Mr. Zollars served as Executive Vice President and Group President of Cardinal Health, Inc., a supplier of health care products and services, where he was responsible for five wholly-owned subsidiaries. From 1985 to 1997, Mr. Zollars served as a Division President of four different operating units at Baxter International, Inc., a medical instrument and supply company. From 1979 to 1985, Mr. Zollars served as Area Vice President and in various other capacities at American Hospital Supply Corporation, a medical supply company, which was acquired by Baxter International in 1985. Since December 2013, Mr. Zollars has served on the Board of Directors of Five9, Inc. a SaaS based software company serving call centers. Since February 2005, Mr. Zollars has served on the Board of Directors of Diamond Foods, Inc. a snack foods company, and as its Chairman from February 2012 until it’s sale to Snyder’s Lance in March 2016. Since May 2004, he has also served on the Board of Directors of VWR International, LLC, a life science supplier of scientific products. Since January of 2015, Mr. Zollars served as Executive Chairman of Leiter’s Pharmacy Compounding, a specialty compounding pharmacy. Mr. Zollars graduated magna cum laude with a B.S. degree in Marketing from Arizona State University, where he is now a Trustee and earned an M.B.A. degree in Finance from John F. Kennedy University. We believe Mr. Zollars should continue to serve as our Chairman of our Board of Directors based on his previous experience on our Board of Directors and as our Chief Executive Officer, as well as his over thirty years of experience in the healthcare and technology industries.

John N. McMullen has served on our Board of Directors since June 2011. Since June 2014, Mr. McMullen is serving as the Executive Vice President and Chief Financial Officer of Kodak. He is responsible for Kodak’s financial strategy and all functions within Kodak’s Finance organization. From March 2007 to July 2013, Mr. McMullen served as the Senior Vice President and Treasurer of Hewlett-Packard Company, an electronics and information technology company. From May 2002 to March 2007, he served as Vice President of Finance for Hewlett-Packard’s Imaging and Printing Group. From June 1998 to May 2002, Mr. McMullen held a variety of executive positions with Compaq Computer Corporation, (now a division of Hewlett-Packard), including Vice President of Finance and Strategy, Vice President of Finance (North America Sales and Services) and Director of Finance. Over a seventeen year period, Mr. McMullen held a variety of finance positions with Digital Equipment Corporation, a computer manufacturer. Mr. McMullen earned a B.A. degree in Finance from the University of Massachusetts. We believe Mr. McMullen should serve as a member of our Board of Directors based on his extensive corporate management experience.

Sharon L. O’Keefe has served on our Board of Directors since March 2012. Since February 2011, Ms. O’Keefe has served as President of the University of Chicago Medical Center. From April 2009 through February 2011, Ms. O’Keefe served as President of Loyola University Medical Center. Prior to her role at Loyola, she served from July 2002 to April 2009 as chief operating officer for Barnes Jewish Hospital, a member hospital of BJC Healthcare, St. Louis. In addition, Ms. O’Keefe has served in a variety of senior management roles at Johns Hopkins Hospital, Montefiore Medical Center, University of Maryland Medical System and Beth Israel Deaconess Medical Center in Boston, a teaching affiliate of Harvard Medical School. She has also served as a healthcare consultant with Ernst & Young. In addition, Ms. O’Keefe has served on the National Institutes of Health Advisory Board for Clinical Research, the Finance Committee of the National Institutes of Health Advisory Board, the Board of Trustees of the Illinois Hospital Association, and an examiner for the Malcolm Baldrige National Quality Award. Ms. O’Keefe holds an M.S. degree in nursing from Loyola University of Chicago and a B.S. degree in nursing from Northern Illinois University. We believe Ms. O’Keefe should serve as a member of our Board of Directors based on her extensive management experience in medical institutions and experience in the healthcare sector.

There are no familial relationships among our directors and officers.

Director Compensation

We compensate our independent directors with a combination of cash and equity. The form and amount of compensation paid to our independent directors for serving on our Board of Directors and its committees is designed to be competitive in light of industry practices and the obligations imposed by such service. In order to align the long-term interests of our directors with those of our stockholders, a portion of the director compensation is provided in equity-based compensation. The value of total annualized compensation of our independent directors is targeted to be at approximately the median of a peer group of similarly-sized technology companies with similar business and financial characteristics. The director compensation practice of this peer group of companies was the benchmark used when considering the competitiveness of our independent director compensation. In 2015, we continued to rely on information that our Compensation Committee’s independent compensation consultant, Compensia, Inc., collected and developed regarding the competitive data and analyses for benchmarking independent director compensation in 2014.

Annual and Meeting Fees.  Each director receives an annual base cash retainer of $30,000 for such service, to be paid quarterly. Additionally, we compensate our Board of Directors for service on our committees and for service as our lead independent director as follows:

•	The chair of our Audit Committee receives an annual cash retainer of $15,000 for such service, paid quarterly, and each of the other members of the Audit Committee receives an annual cash retainer of $5,000, paid quarterly.
•	The chair of our Compensation Committee receives an annual cash retainer of $10,000 for such service, paid quarterly, and each of the other members of the Compensation Committee receives an annual cash retainer of $5,000, paid quarterly.

•	The chair of our Governance and Nominating Committee receives an annual cash retainer of $7,500 for such service, paid quarterly, and the other member of the Governance and Nominating Committee receives an annual cash retainer of $2,500, paid quarterly.
•	Our lead independent director receives an annual cash retainer of $10,000 for such service, paid quarterly.

Equity Awards.  In April 2015, the Compensation Committee approved the annual equity grant to non-employee directors on June 1, 2015 of a number of restricted stock units calculated as $100,000 divided by the average daily closing price of our common stock as reported by the New York Stock Exchange during May 2015 (rounded down to the nearest share). Each restricted stock unit will vest in full on June 1 of the next calendar year after the year of the award, subject to the director’s continuous service through such vesting date, and will automatically vest in full upon a change of control of our company.

Other.  We reimburse all of our directors for travel, director continuing education programs and other business expenses incurred in connection with their services as a member of our Board of Directors and its committees, and extend coverage to them under our travel accident and directors' and officers' indemnification insurance policies.

The following table provides information for the year ended December 31, 2015 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director during 2015. Mr. Lang, our current President and Chief Executive Officer did not receive any compensation for his service as director during the year ended December 31, 2015.

2015 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)		Total(2) ($)
Brian D. Ascher	45,000	97,743	—		142,743
John B. Grotting	42,500	97,743	—		140,243
Jeffrey H. Hillebrand	40,000	97,743	—		137,743
Howard E. Janzen	35,000	97,743	—		132,743
John N. McMullen	45,000	97,743	—		142,743
Hany M. Nada(3)	35,000	97,743	—		132,743
Sharon L. O'Keefe	32,500	97,743	—		130,243
Robert J. Zollars	32,083	97,743	258,506	(4)	388,332

(1)	Amounts shown in this column reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718 for awards granted during the fiscal year. The valuation assumptions used in calculating the fair value of the stock options are set forth in Note 8 of our “Notes to consolidated financial statements” included in our annual report on Form 10-K for the year ended December 31, 2015.
(2)	Our non-employee directors held the following number of outstanding stock options and restricted stock units as of December 31, 2015:

Name	Option Awards	Stock Awards
Brian D. Ascher	—	8,910
John B. Grotting	—	8,910
Jeffrey H. Hillebrand	—	8,910
Howard E. Janzen	—	8,910
John N. McMullen	27,428	8,910
Hany M. Nada	—	8,910
Sharon L. O'Keefe	33,333	8,910
Robert J. Zollars	1,153,573	17,775

(3)	In February 2016, Mr. Nada provided notice to our Board of Directors of his decision not to stand for re-election at the end of his term at the 2016 annual meeting.
(4)	Represents $250,000 paid to Mr. Zollars as compensation for consulting services and $8,506 of COBRA premiums paid to Mr. Zollars. In connection with Mr. Zollars’ resignation as our Executive Chairman in May 2014, we agreed to pay Mr. Zollars a consulting fee of $50,000 per month and to pay his COBRA premiums from June 1, 2014 through May 31, 2015.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE TWO NOMINATED CLASS I DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2016. As a matter of good corporate governance, our Audit Committee has decided to submit its selection of the principal independent registered public accounting firm to our company’s stockholders for ratification. In the event that Deloitte & Touche LLP is not ratified by our stockholders, our Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, our Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and stockholders.

Representatives of Deloitte & Touche LLP, our principal independent registered public accounting firm for the fiscal years ending December 31, 2015 and December 31, 2016, are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

The Audit Committee conducted a competitive process to determine our independent registered public accounting firm for the fiscal year ending December 31, 2014. As a result of this process, on March 21, 2014, the Audit Committee approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and dismissed PricewaterhouseCoopers LLP from that role. On March 31, 2014, we formally engaged Deloitte & Touche LLP as our independent registered public accounting firm.

PricewaterhouseCoopers LLP’s reports on our consolidated financial statements for the fiscal year ended December 31, 2013 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2013 and the subsequent interim period through March 21,2014, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) and the related instructions of Regulation S-K, between us and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of any such disagreement in connection with its reports for such years.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, Deloitte & Touche LLP will periodically rotate the individuals responsible for our audit.

In addition to performing the audit of our consolidated financial statements, Deloitte & Touche LLP provided various other services during fiscal 2015 and 2014 and PricewaterhouseCoopers LLP provided various other services during fiscal 2015 and 2014. Our Audit Committee has determined that Deloitte & Touche LLP’s and PricewaterhouseCoopers LLP’s provisioning of these services, which are described below, did not impair either firm’s independence from us. The aggregate fees billed for fiscal 2015 and 2014 for each of the following categories of services are as follows:

Fees Billed to Vocera	Fiscal Year 2015	Fiscal Year 2014
Audit fees(1)	$818,000	$833,000
Audit related fees(2)	—	—
Tax fees(3)	2,408	100,000
All other fees	—	—
Total fees	$820,408	$933,000

(1)	“Audit fees” include fees for audit services primarily related to the audit of the our annual consolidated financial statements; the review of our quarterly consolidated financial statements; registration statements, comfort letters, consents, and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States). During fiscal 2015 and 2014, audit fees accrued or paid to Deloitte & Touche LLP amounted to $793,000 and

$777,000, respectively. During fiscal 2015 and 2014, audit fees accrued or paid to PricewaterhouseCoopers LLP amounted to $25,000 and $56,000, respectively.
(2)	“Audit related fees” include fees billed for assurance and related services reasonably related to the performance of the audit or review of our fiscal 2015 and 2014 consolidated financial statements.
(3)	“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters; assistance with sales tax; and assistance with tax audits.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees described in the table above were approved by our Audit Committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2016, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors or director nominees;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 26,442,307 shares of our common stock outstanding on March 31, 2016. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed all shares of common stock subject to options, restricted stock units (RSUs) or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of March 31, 2016 to be outstanding and to be beneficially owned by the person or entity holding the option for the purpose of computing the percentage ownership of that person or entity but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Vocera Communications, Inc., 525 Race St., San Jose, California 95126.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
5% or greater stockholders:
AWM Investment Company, Inc.(1)	2,206,262	8.3%
Brown Capital Management LLC(2)	4,295,863	16.3%
ClearBridge Investments, LLC(3)	1,335,408	5.1%
Goldman Sachs Group, Inc.(4)	1,627,745	6.2%
Officer and directors:
Brian D. Ascher(5)	1,184,725	4.5%
John B. Grotting(6)	56,283	*
Jeffrey H. Hillebrand	56,283	*
Howard E. Janzen	55,683	*
Paul T. Johnson(7)	106,758	*
Brent D. Lang(8)	440,738	1.6%
John N. McMullen(9)	48,378	*
Hany M. Nada(10)	333,462	1.3%
Sharon L. O'Keefe(11)	48,245	*
Justin R. Spencer(12)	65,609	*
Robert J. Zollars(13)	1,264,434	4.6%
All officers and directors as a group (13 persons)(14)	3,832,683	13.6%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1)	Based solely on the information set forth in a Schedule 13G filed with the SEC on February 12, 2016, by AWM Investment Company, Inc. Represents 2,206,262 shares held in customer accounts over which partners and/or employees of AWM Investment Company have shared voting and dispositive power over the 2,206,262 shares. The address of AWM Investment Company, Inc. is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(2)	Based solely on the information set forth in a Schedule 13G filed with the SEC on February 16, 2016 by Brown Capital Management, LLC. Represents 4,295,863 shares beneficially owned by Brown Capital Management, LLC, over which it has sole voting power with respect to 2,429,863 shares and sole dispositive power with respect to 4,295,228 shares. Included in the shares beneficially owned by Brown Capital Management, LLC are 1,607,698 shares beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC. The Brown Capital Management Small Company Fund has sole voting and dispositive power over the shares it beneficially owns. The address of Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, MD 21202.
(3)	Based solely on the information set forth in a Schedule 13G filed with the SEC on February 16, 2016 by ClearBridge Investments, LLC. Represents 1,335,408 shares over which partners and/or employees of ClearBridge Investments, LLC have sole voting power with respect to 1,335,408 shares and sole dispositive power with respect to 1,335,408 shares. The address of ClearBridge Investments, LLC is 620 8th Avenue, New York, NY 10018.
(4)	Based solely on the information set forth in a Schedule 13G filed with the SEC on February 9, 2016, by The Goldman Sachs Group, Inc. Represents 1,627,745 shares held in customer accounts over which partners and/or employees of The Goldman Sachs Group, Inc. have shared voting and dispositive power over the 1,627,745 shares. The address of The Goldman Sachs Group, Inc. is 200 West Street, New York, NY 10282.
(5)	Represents 931,938 shares held by Venrock Associates III, L.P., 210,609 shares held by Venrock Associates, 23,383 shares held by Venrock Entrepreneurs Fund III, L.P., 3,883 shares held by Venrock Management III, LLC, and 7,092 shares held by VR Management, LLC. Venrock Management III, LLC, a Delaware limited liability company, is the sole General Partner of Venrock Associates III, L.P. VEF Management III, LLC, a Delaware limited liability company, is the sole General Partner of Venrock Entrepreneurs Fund III, L.P. No individual person or entity has the unilateral ability to cause or block the voting or disposition of any Venrock-associated entity described in this footnote. Venrock Management III, LLC and VEF Management III, LLC expressly disclaim beneficial ownership over all shares held by Venrock Associates, Venrock Associates III, L.P. and Venrock Entrepreneurs Fund III, L.P., except to the extent of their indirect pecuniary interest therein. Mr. Ascher is a member of Venrock Management III, LLC and may be deemed to beneficially own all of the shares held by Venrock Associates III, L.P. Mr. Ascher disclaims beneficial ownership of these shares except to the extent of his indirect pecuniary interest therein. The address of Venrock is 3340 Hillview Avenue, Palo Alto, California 94304. Amount also includes 7,820 shares held directly by Mr. Ascher. The address of Mr. Ascher is c/o Venrock, 3340 Hillview Avenue, Palo Alto, California 94304.
(6)	Represents 56,383 shares held by the Grotting Family Trust 2004.
(7)	Represents 33,412 shares held by Mr. Johnson and 73,346 options that are exercisable within 60 days of March 31, 2016.
(8)	Represents 115,194 shares held by the Lang Van Schaack Family Revocable Trust and 325,544 options held by Mr. Lang that are exercisable within 60 days of March 31, 2016.
(9)	Represents 20,950 shares held by Mr. McMullen and 27,428 options that are exercisable within 60 days of March 31, 2016.
(10)	Represents 318,550 shares held by entities affiliated with GGV Capital and 14,912 shares held directly by Mr. Nada. Mr. Nada is a partner of GGV Capital and disclaims beneficial ownership of these shares except to the extent of his indirect pecuniary interest therein. The address for GGV Capital is 3000 Sand Hill Road, Suite 230, Menlo Park, California 94025.
(11)	Represents 14,912 shares held by Ms. O’Keefe and 33,333 options held by Ms. O’Keefe that are exercisable within 60 days of March 31, 2016.
(12)	Represents 21,859 shares held by Mr. Spencer and 43,750 options held by Mr. Spencer that are exercisable within 60 days of March 31, 2016.
(13)	Represents 21,994 shares held by Mr. Zollars and 106,573 shares held by ZoCo L.P. Also includes 19,872 options held by Mr. Zollars and 1,115,995 options held by ZoCo L.P. that are exercisable within 60 days of March 31, 2016. ZoCo L.P. is a family limited liability partnership pursuant to which Mr. Zollars and his wife are general partners and Mr. Zollars’ children are limited partners.
(14)	Includes 1,780,316 options that are exercisable within 60 days of March 31, 2016.

EXECUTIVE COMPENSATION

Stockholder Feedback

Prior to the preparation of our proxy statement for the meeting, we solicited feedback from stockholders of a substantial portion of our outstanding shares regarding executive compensation and the disclosures regarding compensation they find most helpful. We are providing the following discussion of our executive compensation in response to the feedback we received.

Approach to Executive Compensation

We have designed our executive compensation program to reward our executive officers, including our named executive officers, at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain, and motivate them to exert their best efforts in the highly-competitive environment in which we operate. We believe in providing competitive compensation packages consisting of a combination of base salaries, annual cash bonus, and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. We believe the approach that has been adopted by our Compensation Committee, with an emphasis on variable cash compensation and equity awards, enables us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives, and align the compensation of our executive officers with our performance and long-term value creation for our stockholders.

The Compensation Committee analyzes competitive market data on executive compensation levels and practices. This data is drawn from a select group of peer companies, as well as compensation survey data. Our Compensation Committee engaged Compensia, Inc., an outside compensation expert who provided an analysis of executive pay, including equity compensation, and an evaluation of the type of equity instruments being awarded.

The Compensation Committee, with the assistance of Compensia, developed a group of peer companies, as detailed below, to be used as a reference for market positioning and for assessing competitive market compensation practices. In developing this peer group, consideration was given to our industry sector, company size (based on revenues and market capitalization) relative to our size and growth rate, and the comparability of business model and focus.

Following this review, the consultant recommended and the Compensation Committee approved use of a peer group of 18 publicly-traded companies: Audience, BroadSoft, Carbonite, Computer Programs and Systems, Control4, Covisint, DTS, eGain, Five9, HealthStream, Imprivata, LivePerson, Marin Software, Merge Healthcare, MobileIron, Model N, Omnicell and Procera Networks. These companies had revenues for the most-recently completed year ranging from approximately $75 million to $441 million, with a median of approximately $127 million, and market capitalizations ranging from approximately $76 million to $1.2 billion, with a median of approximately $358 million.

This peer group was used by the Compensation Committee in connection with its annual review of our executive compensation program in April 2015. Specifically, the Compensation Committee reviewed the compensation data drawn from the compensation peer group, in combination with industry-specific compensation survey data, to develop a subjective representation of the “competitive market” with respect to current executive compensation levels and related policies and practices. The Compensation Committee then evaluated how our pay practices and the compensation levels of our executive officers compared to the competitive market.

In addition to the payment of salaries that it believes are competitive and assist in the retention of our executive officers, our Compensation Committee believes that a significant portion of our executive officers’ cash compensation should be tied to corporate performance. Our cash bonus program, payments under which are included as “Non-equity Incentive Plan Compensation” in the Summary Compensation Table below, allows our executives to earn a target cash bonus if specified metrics are satisfied at the target level, to earn a reduced level of bonus if the metrics achieved are below the target level but above a specified threshold level, and to receive a larger bonus if metrics are achieved at a level above the target. The target bonus is set as a percentage of each officer’s base salary.

2015 Executive Compensation

For 2015, the payment of cash bonuses was based on the achievement of a revenue target, with the bonus calculation being further conditioned on achievement of an adjusted EBITDA threshold. Our Compensation Committee and Board determined that the most important factor in increasing stockholder value in 2015 was growth of our revenue. The Compensation Committee further determined that the inclusion of an earnings metric, such as the adjusted EBITDA threshold, would help to ensure that revenue growth was sought in a fiscally prudent manner.

Executives were eligible to receive the bonuses in two payments, based on company performance against the targets in the first and second half of the year. The following table presents the aggregate annual bonus that could be earned by each respective named executive officer if the metrics were achieved at the minimum threshold level, the target level and the maximum payout level, as well as the aggregate annual bonus that was paid for 2015.

Name	Cash Bonus at Minumum Threshold	Cash Bonus at Target	Cash Maximum Bonus	Cash Actual Bonus
Brent D. Lang	$80,000	$400,000	$800,000	$552,697
Justin R. Spencer	36,300	181,500	363,000	250,786
Paul T. Johnson*	18,300	91,500	183,000	126,429

*	Mr. Johnson is also compensated through a performance-based commission plan. Under that plan, his 2015 target commission was $90,000 and his actual commission was $102,077.

Equity-based compensation aligns the interests of our employees and stockholders to increase the value of our common stock. For 2015, our Compensation Committee considered the advantages and disadvantages of various alternative types of equity-based compensation (e.g. restricted stock units and stock options with time-based or performance-based vesting). It determined that, at the present time, equity awards in the form of restricted stock units with time-based vesting were best suited to help retain and incent our key executive talent in the market that we compete. They strengthen retention because they typically are not fully vested for a specified period, and unvested awards are forfeited by the employee when employment ends. We believe that time-based vesting provisions also help focus our named executive officers on long-term performance. In June 2015, we granted 173,758, 62,374 and 62,374 restricted stock units to Messrs. Lang, Spencer and Johnson, respectively. Each of these restricted stock units vests in three equal annual installments with the first installment vesting on June 1, 2016.

Executive Compensation Tables

The following table provides information regarding all compensation awarded to, earned by or paid to our principal executive officer and the two other most highly compensated executive officers serving as such at December 31, 2015 for all services rendered in all capacities to us during 2015 and 2014. We refer to these three executive officers as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Stock Awards(1)	Non-equity Incentive Plan Compensation(2)		Total
Brent D. Lang	2015	$400,000			$1,906,125	$552,697		$2,858,822
President and Chief Executive Officer	2014	379,167	150,000	854,114	849,996	—		2,233,277
Justin R. Spencer	2015	330,000			684,243	250,786		1,265,029
Chief Financial Officer	2014	130,096	68,000	361,780	513,570	—		1,073,446
Paul T. Johnson	2015	330,000			684,243	228,506	(3)	1,242,749
Executive Vice President of Sales and Services	2014	330,000	50,000	401,934	399,994	83,114		1,265,042

(1)	Amounts reported for fiscal year 2015 and 2014 represent the grant date fair value of the stock options and restricted stock units granted during 2015 and 2014, computed in accordance with ASC Topic 718. The valuation assumptions used in calculating the fair value of the stock options and restricted stock units are set forth in Note 8 of our “Notes to consolidated financial statements” included in our annual report on Form 10-K for the year ended December 31, 2015.
(2)	Represents performance-based incentive awards earned for services rendered under the executive incentive compensation plan, and in the case of Mr. Johnson, the 2015 and 2014 sales commission plan. No performance-based awards were earned under our 2014 executive incentive compensation plan. For more information about the 2015 executive bonus plan compensation for our named executive officers, see “— Approach to Executive Compensation” above.
(3)	Represents $126,429 awarded pursuant to our 2015 executive incentive plan and $102,077 awarded pursuant to our 2015 sales commission plan. For more information see “— Approach to Executive Compensation” above.

Outstanding Equity Awards at December 31, 2015

The following table provides information regarding each unexercised stock option and unvested restricted stock units held by each of our named executive officers as of December 31, 2015:

	Restricted Stock Awards(1)				Option Awards(2)(3)
Name	Award Grant Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)	Shares Exercisable (#)		Shares Unexercisable (#)	Award Exercise Price(4) ($)	Award Expiration Date
Brent D. Lang					21,460	(6)	—	1.74	7/31/2017
					67,000	(6)	—	5.04	5/5/2021
					42,552	(6)	4,948	24.15	5/31/2022
					101,866	(6)	55,862	14.76	5/31/2023
					59,137	(6)	98,562	12.92	6/1/2024
	5/31/2013	23,641	(5)	288,420
	6/1/2014	44,317		540,667
	6/1/2015	173,758		2,119,848
Justin R. Spencer					33,333		66,667	9.01	9/1/2024
	9/2/2014	38,000		463,600
	6/1/2015	62,374		760,963
Paul T. Johnson		—		—	31,537		28,463	17.31	11/1/2023
		—		—	27,829	(6)	46,382	12.92	6/1/2024
	11/1/2013	13,334		162,675
	6/1/2014	20,855		254,431
	6/1/2015	62,374		760,963

(1)	Except as otherwise described in these footnotes, all restricted stock units granted under our 2012 Equity Incentive Plan vest in three equal installments commencing on the first anniversary of the first day of the month following the award grant date.
(2)	All options granted to our named executive officers under the 2006 Stock Option Plan or the 2000 Stock Option Plan are immediately exercisable, regardless of vesting schedule.
(3)	Except as otherwise described in these footnotes, all options vest as to ¼th of the shares of common stock underlying the options on the first anniversary of the vesting commencement date and as to 1/48th of the shares of common stock underlying the option each month thereafter.
(4)	Represents the fair market value of a share of common stock, as determined by our Board of Directors, on the grant date.
(5)	Represents restricted stock units granted in May 2013 under our 2012 Equity Incentive Plan. Each restricted stock unit vests in three equal annual installments with the first installment vesting on May 31, 2014.
(6)	Option vests as to 1/48th of the shares of common stock underlying the option on a monthly basis.

Employment, Severance and Change of Control Agreements

Brent D. Lang.  We entered into an offer letter agreement with Brent D. Lang, our President and Chief Executive Officer, dated June 8, 2012, which superseded an offer letter agreement, dated November 12, 2007. The offer letter agreement has no specific term and constitutes at-will employment.

In addition, in April 2013 our Compensation Committee authorized that we enter into a revised change of control severance agreement, in the form previously approved by our Board of Directors, with Mr. Lang to reflect his transition to our Chief Executive Officer in June 2013. The agreement with Mr. Lang provides that, in the event of Mr. Lang’s termination without cause or resignation for good reason, he will be entitled to receive cash severance payments equal to one year of Mr. Lang’s annual base salary, plus the greater of Mr. Lang’s target bonus for the year of termination or the amount of bonus paid to Mr. Lang in the prior year, plus 12 months of acceleration of outstanding equity awards and 12 months of COBRA coverage. For a termination without cause or resignation for good reason occurring within two months prior to, or 12 months following, a change of control of Vocera, the agreement provides that Mr. Lang will be entitled to receive a cash severance payment equal to 150% of Mr. Lang’s annual base salary plus 150% of the greater of Mr. Lang’s target bonus for the year of termination or the amount of bonus paid to Mr. Lang in the prior year, plus acceleration of 100% of Mr. Lang’s outstanding equity awards in addition to 18 months of COBRA coverage.

Justin R. Spencer.  We entered into an offer letter agreement with Justin R. Spencer, our Chief Financial Officer and Executive Vice President, dated July 30, 2014. The offer letter agreement has no specific term and constitutes at-will employment.

In addition, we have entered into a change of control severance agreement with Mr. Spencer, which was approved by our Board of Directors in August 2014. The agreement with Mr. Spencer provides that, in the event of Mr. Spencer’s termination without cause, he will be entitled to receive cash severance payments equal to 75% of Mr. Spencer’s annual base salary, plus 12 months of acceleration of outstanding equity awards and nine months of COBRA coverage. For a termination without cause or resignation for good reason occurring within two months prior to, or 12 months following, a change of control of Vocera, the agreement provides that Mr. Spencer will be entitled to receive a cash severance payment equal to 100% of Mr. Spencer’s annual base salary plus 100% of the greater of Mr. Spencer’s target bonus for the year of termination or the amount of bonus paid to Mr. Spencer in the prior year, plus acceleration of 100% of Mr. Spencer’s outstanding equity awards in addition to 12 months of COBRA coverage.

Paul T. Johnson.  We entered into an offer letter agreement with Paul T. Johnson, our Executive Vice President of Sales and Services, dated September 27, 2013. The offer letter agreement has no specific term and constitutes at-will employment.

In addition, we have entered into a change of control severance agreement with Mr. Johnson, which was approved by our compensation committee in September 2013. The agreement with Mr. Johnson provides that, in the event of Mr. Johnson’s termination without cause, he will be entitled to receive cash severance payments equal to 75% of Mr. Johnson’s annual base salary, plus 12 months of acceleration of outstanding equity awards and nine months of COBRA coverage. For a termination without cause or resignation for good reason occurring within two months prior to, or 12 months following, a change of control of Vocera, the agreement provides that Mr. Johnson will be entitled to receive a cash severance payment equal to 100% of Mr. Johnson’s annual base salary plus 100% of the greater of Mr. Johnson’s target bonus for the year of termination or the amount of bonus paid to Mr. Johnson in the prior year, plus acceleration of 100% of Mr. Johnson’s outstanding equity awards in addition to 12 months of COBRA coverage.

The severance payments under the change of control severance agreements with each of our executive officers are contingent upon such executive officer’s execution, delivery and non-revocation of a release and waiver of claims satisfactory to us within 45 days of such executive officer’s separation from service.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2015 with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2000 Stock Option Plan, 2006 Stock Option Plan, 2012 Equity Incentive Plan and 2012 Employee Stock Purchase Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options (#)	Weighted-average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by security holders	3,151,680	9.47	1,759,705
Equity compensation plans not approved by security holders	—	—	—
Total	3,151,680	9.47	1,759,705

(1)	Excludes purchase rights accruing under our 2012 Employee Stock Purchase Plan.
(2)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to restricted stock units have no exercise price.
(3)	The number of shares reserved for issuance under our 2012 Equity Incentive Plan will increase automatically on January 1 by the number of shares equal to 5% of the total outstanding shares of our common stock as of the immediately preceding December 31st. Similarly, the number of shares reserved for issuance under our 2012 Employee Stock Purchase Plan will increase automatically on January 1 by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding December 31st (rounded to the nearest whole share).

TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS

From January 1, 2015 to the present, there have been no transactions, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was (or is to be) a party and in which any director, director nominee, executive officer, holder of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for payments set forth under “Proposal One” and “Executive Compensation” above.

Review, approval or ratification of transactions with related parties

Our Board of Directors recognizes that transactions between our company and persons or entities that may be deemed related persons can present potential or actual conflicts of interest and create the appearance of impropriety. Accordingly, our board has delegated authority for the review and approval of all related person transactions to the Governance and Nominating Committee of our Board of Directors. We have adopted a Related Person Transactions Policy to provide procedures for reviewing, approving and ratifying any transaction involving our company or any of its subsidiaries in which a 5% or greater stockholder, director, executive officer or members of their immediate family have or will have a material interest as determined by our Governance and Nominating Committee. This policy is intended to supplement, and not to supersede, our company’s other policies that may be applicable to or involve transactions with related persons. The full text of this policy is posted on the investor relations section of our website at www.vocera.com.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of the Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate it by reference.

The Audit Committee has reviewed and discussed with our management and Deloitte & Touche LLP our audited consolidated financial statements as of and for the year ended December 31, 2015. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 16 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communication with Audit Committees.”

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements as of and for the year ended December 31, 2015 be included in our annual report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

John N. McMullen, Chair
Howard E. Janzen
Hany M. Nada

ADDITIONAL INFORMATION

Stockholder Proposals to be presented at Next Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.   Our bylaws provide that for stockholder nominations to our Board of Directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Vocera Communications, Inc., 525 Race Street, San Jose, California 95126, Attn: Corporate Secretary.

To be timely for our company’s 2017 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 p.m. Pacific Time on February 16, 2017 and not later than 5:00 p.m. Pacific Time on March 18, 2017. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws. In no event will the public announcement of an adjournment or a postponement of our annual meeting commence a new time period for the giving of a stockholder’s notice as provided above.

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials.  Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2017 annual meeting must be received by us not later than December 21, 2016 in order to be considered for inclusion in our proxy materials for that meeting. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2015, with the exception of the following reports that were filed late: Brent D. Lang failed to file a Form 4 in June 2015 to report the disposition of 6,000 shares, and Granite Global Ventures (Q.P.), L.P. and Granite Global Ventures, L.P. failed to file a Form 4 in August 2015 to report the exercise of warrants for an aggregate total of 16,473 shares.

Available Information

We will mail without charge, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2015, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Vocera Communications, Inc.
525 Race Street
San Jose, California 95126
Attn: Investor Relations

The annual report on Form 10-K is also available at http://investors.vocera.com.

“Householding” — Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report on Form 10-K and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our annual report on Form 10-K and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report on Form 10-K and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting your broker.

Upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report on Form 10-K and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report on Form 10-K and other proxy materials, you may write or call our Investor Relations department at 525 Race Street, San Jose, California 95126, Attn: Investor Relations, telephone number (408) 882-5737.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability or annual report on Form 10-K and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or our Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

Our Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

vocera

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 31, 2016.

Vote by Internet

- Go to **www.envisionreports.com/VCRA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR both nominees and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Jeffrey H. Hillebrand	☐	☐	02 - Brent D. Lang	☐	☐

	For	Against	Abstain
2. Proposal to ratify appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

2 1 D V

02BEZB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Vocera Communications, Inc.

Notice of 2016 Annual Meeting of Stockholders

525 Race Street, San Jose, CA 95126
Fax: 408-882-5901
Proxy Solicited by Board of Directors for Annual Meeting — June 1, 2016

Brent D. Lang, Justin R. Spencer and Jay M. Spitzen, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Vocera Communications, Inc. to be held on June 1, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR both nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)